Exhibit 14.3



                       INDEPENDENT AUDITORS' CONSENT



We consent to the use in the Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A of State Bond Diversified Fund of our report dated January 23, 1995 (except for Note E, dated February 16, 1995) accompanying the financial statements of State Bond Diversified Fund for the year ended December 31, 1994 and to the reference to us under the heading `Financial Highlights'' appearing in the Prospectus which is part of such Registration Statement and is incorporated by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form N-14) of Federated American Leaders Fund, Inc. filed with the Securities and Exchange Commission.



/s/Deloitte & Touche LLP
Deloitte & Touche LLP

Minneapolis, Minnesota
December 16, 1996